Exhibit 99.1

American Finance Trust, Inc. (NASDAQ:AFIN) Q1 2021 Earnings Conference Call

Executives

Michael Weil - President & CEO

Jason Doyle - CFO

Louisa Quarto - Executive Vice President

Operator

Good morning and welcome to the American Finance Trust First Quarter 2021 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator.

Good morning everyone and thank you for joining us. This call is being webcast in the Investor Relations section of AFIN's website at www.americanfinancetrust.com. Joining me today on the call to discuss the results are Michael Weil, Chief Executive Officer and Jason Doyle, Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Annual Report on Form 10-K for the year ended December 31, 2020 filed on February 25, 2021 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, AFIN disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release. Please also refer to our earnings release for more information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to Mike Weil, our CEO. Mike?

Mike Weil

Thank you, Louisa. Good morning and thank you all for joining us today.

Our first quarter results highlight the resilience of our best-in-class portfolio, which is focused on necessity-based retail assets that are net leased to predominately investment-grade and implied investment grade tenants. While our intentionally constructed portfolio was designed to withstand potential downturns in the economy and be resistant to e-commerce, we never anticipated being tested by a global pandemic. In that context, I'm pleased that AFIN's portfolio is returning to or has surpassed pre-pandemic metrics on a number of fronts including AFFO per share, Cash NOI and portfolio occupancy, demonstrating its strength and resilience over the last four quarters. AFFO per share was $0.24 for the first quarter, up from $0.23 in the first quarter last year. Cash NOI increased to $63.1 million, up from $59.0 million in first quarter, 2020. Our portfolio occupancy at quarter end was 94.9%, up from 94.7% at the end of the first quarter 2020 and 93.9% at the end of last year. Multi-tenant leasing pipeline occupancy is 88.5%, an increase from 87.3% at the same time last year and 88.2% at the end of the prior quarter. From a balance sheet perspective, we lowered our weighted-average interest rate by 40 basis points to 3.8% and increased our weighted average debt maturity by one year, to 4.5 years.

Our rent collection continues to improve across the portfolio. We collected over 99% of the first quarter cash rent due, up from 96% in the fourth quarter. Collecting nearly all of the cash rent payable in a quarter is consistent with our pre-pandemic experience and is reflective of the level of rent collection we anticipate in the near-future. Contributing to improved rent collection was a significant increase in rent collected in the multi-tenant portion of our portfolio, which represents approximately 30% of our total straight-line rent. As of March 31, 2021, multi-tenant collection was 99.1% of the first quarter cash rent due, up from the 88% collected during the fourth quarter and 83% in the third quarter. The improvement in multi-tenant rent collection complements the nearly 100% of rent we collected in the single tenant portfolio and nearly 100% of rent we collected from our top 20 tenants in the first quarter. Consistent with prior quarters, all rent collection percentages are calculated using the original rent we would have expected to receive before COVID started as the denominator. The numerator includes cash rent and deferred rent payments received during the quarter. Excluding the impact of deferred rent payments, we collected 98% of the original cash rent due in the total portfolio during the first quarter.

Year-over-year, we have grown our $4.0 billion portfolio by 77 properties and eight hundred thousand square feet, increasing annualized straight-line rent by $11 million to $285 million. Occupancy is currently 94.9%, up from 94.7% a year ago, driven by an aggressive approach to asset management led by Jason Slear, Don Foster and Stephanie Drews. Through the combined efforts of our team and our third-party leasing brokers, we've seen a great uptick in activity leading to executed leases and a robust pipeline of forward leasing deals. Despite increased activity, we remain disciplined underwriters and our high-quality portfolio is significantly leased to investment grade rated or implied investment grade rated tenants. Among our single-tenant assets, 61% of straight-line rent comes from investment grade and implied investment grade tenants including 73% of our top 20 tenants portfolio-wide.

We continue to grow the single-tenant segment of our portfolio as a percentage of rent. Annualized straight-line rent from single tenants has expanded to 70% of our portfolio and has increased 9% since we listed in 2018. AFIN's acquisition efforts are focused on single-tenant service and necessity retail assets that have long remaining lease terms and contractual rent increases. We closed on seven such assets in the first quarter which, combined with our pipeline, totals 33 property acquisitions for $72 million at a weighted-average cap rate of 8.2%, and 14.5 years of weighted-average remaining lease term. We take a disciplined and opportunistic approach to acquisitions and have targeted acquisitions that we believe provide superior risk-adjusted returns.

Retail comprises 71% of the 12.5 million square foot single-tenant portfolio based on straight-line rent, with the balance consisting of 16% distribution and 13% office properties. Of the retail portion, 83% are Service Retail properties that we believe to be Necessity-Based in nature and more resistant to e-commerce. Occupancy across the single-tenant portfolio is over 99%, with a weighted-average remaining lease term of 10.4 years and 1.3% average annual rent escalators. There are very minimal near-term lease expirations in this portfolio, with only 14% of leases expiring within the next four years.

Our 33 property, 7.2 million square foot multi-tenant portfolio has executed occupancy of 88.2% as of March 31, 2021, an increase from 85.2% last quarter and 87.3% a year ago, even through the course of the pandemic. The high quality centers in our multi-tenant portfolio are desirable real estate in good communities where people want to shop. As mentioned, this quarter our team's hard work and the quality of our real estate resulted in an uptick in leasing demand from new and existing tenants and delivered strong results in the first quarter. We have executed eight new leases that are expected to add $1.4 million of new annual rent over time as rent commences. Among the leases that were executed were three anchor tenants, including two 10-year, 25,000 square foot Burlington Coat Factory locations at the Shoppes at Shelby Crossing and Montecito. We are also building a robust leasing pipeline that, if definitive agreements are executed, will result in an incremental $250,000 of new annual rent and include an Investment Grade grocery tenant. The pipeline leases total almost 26,000 square feet and would increase net occupancy in this portfolio to 88.5%.

Moving to our balance sheet, we have minimal near-term debt maturities in our capital structure after closing several significant refinancing transactions last year at lower interest rates than the loans they replaced. 77% of our debt matures in 2025 or later and our weighted average debt maturity has increased 29% year over year to 4.5 years. At the same time, the weighted average interest rate of our debt has decreased by 10% to only 3.8%. Finally, 82.6% of our debt is fixed-rate, locking in rates in an environment of historically low interest rates. We constantly monitor our balance sheet and the markets for opportunities to improve and enhance our capital structure.

AFIN had an excellent first quarter in all measures, from nearly full rent collection to strong leasing in the multi-tenant portfolio. As a result, we reported year over year improvements in our balance sheet and performance metrics, including AFFO per share. We expect that the ongoing roll-out of COVID-19 vaccines nationwide will support a return to normalcy for our tenants, the benefits which will accrue to AFIN and our shareholders.

Before turning it over, I'd like to welcome Jason Doyle to our earnings calls. As we mentioned last quarter, Jason was appointed CFO for AFIN in February and officially became our Chief Financial Officer last month. We're excited to have Jason on board and know that he has already stepped into his new role without missing a beat. Jason, will you please take us through the financial results?

Jason Doyle

Thanks Mike, and I'm very happy to be here. First quarter 2021 revenue was $79.2 million, up from $77.2 million in the fourth quarter 2020 and a 6.2% increase from the $74.6 million in the first quarter of 2020. The company's first quarter GAAP net loss attributable to common stockholders was $9.4 million compared to a net loss of $9.2 million in the first quarter of 2020. NOI was $65.7 million, a $1.7 million increase from the $64.0 million we recorded for the fourth quarter and a 5.6% increase over the $62.3 million of NOI we reported in the first quarter of 2020. For the first quarter of 2021, our FFO attributable to common stockholders was $22.6 million, or $0.21 per share, compared to $0.22 per share for the same period in 2020. First quarter AFFO was $25.5 million or $0.24 per share, compared to $0.23 per share in the first quarter of 2020. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplement and Form 10-Q.

Building on Mike's Balance Sheet comments, we ended the first quarter with net debt of $1.7 billion at a weighted-average interest rate of 3.8% and net debt to gross asset value of 40.4%. The components of our net debt include $280.9 million drawn on our credit facility, $1.5 billion of outstanding secured debt and cash and cash equivalents of $84.2 million. The amount drawn under our credit facility represents the majority of our floating rate debt. Liquidity, which is measured as undrawn availability under our credit facility plus cash and cash equivalents, stood at $218.5 million, based on our March 31st cash balance and borrowing availability.

With that, I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Jason.

We had a very productive quarter and look forward to continuing to execute on our growth strategy. We continued to optimize our intentionally constructed portfolio of single-tenant and multi-tenant assets focused on necessity-retail properties. Year-over-year we have maintained the strength of our portfolio and improved our balance sheet, which now features a lower weighted-average interest rate and longer weighted-average remaining loan term. Despite returning to pre-pandemic results and essentially complete rent collection, our stock price has yet to return to the levels it was trading at in February of 2020. For this reason, and given our healthy dividend yield, we believe our Company represents a truly compelling current valuation. Going forward, we will continue to maintain our steady and deliberate approach to growing our portfolio through high-quality, accretive acquisitions. We look forward to a continued return to operational normalcy for our tenants, and anticipate further benefits to AFIN from the successful vaccine rollout across the US. We look forward to continuing the type of accretive activity we've highlighted today and anticipate a very strong year for AFIN. Thank you for joining us today, I look forward to your questions.

Operator, please go ahead.

Question-and-Answer Session